        Date:         February 13, 2014            NEWS RELEASE

                     For Release:        IMMEDIATELY
                                                                    Hubbell Incorporated
                                                            40 Waterview Drive
                                                            Shelton, CT  06484
                                                            475-882-4000

                Contact:                 James M. Farrell

HUBBELL BOARD ELECTS NEW DIRECTOR

SHELTON, CT. (February 13, 2013) – The Board of Directors of Hubbell Incorporated (NYSE:  HUBA, HUBB) announces the election of Steven R. Shawley as a Director of the Company effective immediately.

Mr. Shawley, 61, served as the Senior Vice President and Chief Financial Officer of Ingersoll Rand, a manufacturer of climate solutions, and industrial and security technologies from 2008 to 2013.

Hubbell’s President and Chief Executive Officer, Mr. David G. Nord, said, “We are very pleased that Steve will be joining Hubbell. His background is well suited to provide finance and industry perspectives to our Board of Directors and we look forward to his future contributions.”

Mr. Shawley previously held the position of Senior Vice President and President of Ingersoll’s Climate Control Technologies business. Prior to joining Ingersoll Rand, Mr. Shawley spent over twenty years with Westinghouse Electric Corporation in various financial roles. He received his undergraduate degree from the University of Virginia and an MBA from the University of Pittsburgh.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2013 revenues of $3.2 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, India, Mexico, South Korea and the Middle East. The corporate headquarters is located in Shelton, CT.